Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and relate to the disposition of the Company’s private label operations (the “Business”) to TreeHouse Foods, Inc. (“TreeHouse”) pursuant to the Stock Purchase Agreement dated as of November 1, 2015 (the “Agreement”), by and between the Company and TreeHouse (the “Transaction”). The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Transaction been completed as of the beginning of the earliest fiscal year presented and does not intend to project the future financial results of the Company after the Transaction. The unaudited pro forma condensed consolidated balance sheet information does not purport to reflect what our financial condition would have been had the Transaction closed on November 29, 2015 or for any future or historical period. The Company’s previously filed unaudited interim financial statements for the twenty-six weeks ended November 29, 2015 reflect the Business as discontinued operations, and, accordingly, additional pro forma information relating to this period is not required to be included herein.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed consolidated financial information.

•	Unaudited interim financial statements of the Company as of and for the twenty-six weeks ended November 29, 2015 which are included in the Company’s Quarterly Report on Form 10-Q for the twenty-six weeks ended November 29, 2015, as filed with the Securities and Exchange Commission (the “SEC”).

•	Audited financial statements of the Company as of and for the fiscal years ended May 31, 2015, May 25, 2014, and May 26, 2013, which are included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2015, as filed with the SEC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended May 31, 2015

(in millions, except per share data)

	ConAgra Foods Historical	Pro Forma Adjustments (Note 3)	Pro Forma
Net sales	$15,833	$(3,895)	$11,938
Costs and expenses:
Cost of goods sold	12,524	$(3,462)	9,062
Selling, general and administrative expense	3,472	(1,927)	1,545
Interest expense, net	332	(2)	330

Income (loss) from continuing operations before income taxes and equity method investment earnings	(495)	1,496	1,001
Income tax expense	234	126	360
Equity method investment earnings	122	—	122

Income (loss) from continuing operations	$(607)	$1,370	$763

Less: Net income attributable to noncontrolling interests	12	—	12

Income (loss) from continuing operations attributable to ConAgra Foods, Inc.	$(619)	$1,370	$751

Per share amounts:
Basic	$(1.46)		$1.76
Diluted	$(1.46)		$1.74
Average shares outstanding:
Basic	426		426
Diluted	426		431

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended May 25, 2014

(in millions, except per share data)

	ConAgra Foods Historical	Pro Forma Adjustments (Note 3)	Pro Forma
Net sales	$15,844	$(4,006)	$11,838
Costs and expenses:
Cost of goods sold	12,332	$(3,421)	8,911
Selling, general and administrative expense	2,771	(1,001)	1,770
Interest expense, net	380	(2)	378

Income (loss) from continuing operations before income taxes and equity method investment earnings	361	418	779
Income tax expense	220	(39)	181
Equity method investment earnings	33	—	33

Income from continuing operations	$174	$457	$631

Less: Net income attributable to noncontrolling interests	12	—	12

Income from continuing operations attributable to ConAgra Foods, Inc.	$162	$457	$619

Per share amounts:
Basic	$0.38		$1.46
Diluted	$0.37		$1.44
Average shares outstanding:
Basic	421		421
Diluted	428		428

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended May 26, 2013

(in millions, except per share data)

	ConAgra Foods Historical	Pro Forma Adjustments (Note 3)	Pro Forma
Net sales	$13,469	$(1,626)	$11,843
Costs and expenses:
Cost of goods sold	10,104	$(1,383)	8,721
Selling, general and administrative expense	2,066	(186)	1,880
Interest expense, net	276	(1)	275

Income from continuing operations before income taxes and equity method investment earnings	1,023	(56)	967
Income tax expense	362	(32)	330
Equity method investment earnings	37	—	37

Income from continuing operations	$698	$(24)	$674

Less: Net income attributable to noncontrolling interests	12	—	12

Income from continuing operations attributable to ConAgra Foods, Inc.	$686	$(24)	$662

Per share amounts:
Basic	$1.67		$1.61
Diluted	$1.64		$1.58
Average shares outstanding:
Basic	411		411
Diluted	418		418

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information presented here is based on the historical consolidated financial information of the Company, as previously provided in or derived from filings with the SEC. The unaudited pro forma condensed consolidated statements of operations for the fiscal years ended May 31, 2015, May 25, 2014, and May 26, 2013 assume the Transaction was consummated as of the beginning of the earliest fiscal year presented.

2. Unaudited Pro Forma Condensed Consolidated Balance Sheet Information

The Business has been reflected as discontinued operations in the Company’s previously filed unaudited interim financial statements as of for the twenty-six weeks ended November 29, 2015. The related assets and liabilities of the Business are reflected in the November 29, 2015 unaudited condensed balance sheet as assets/liabilities held for sale. In connection with the completion of the Transaction, the related amounts will be eliminated from, and the net proceeds received ($2.7 billion) will be reflected in, the Company’s balance sheet. The net proceeds are subject to working capital and other adjustments pursuant to the terms of the Transaction.

The Company has separately announced plans to use a significant portion of the net proceeds to effect the retirement or repurchase of certain existing debt. The outcome of these actions is uncertain at this time.

3. Unaudited Pro Forma Condensed Consolidated Statements of Operations

The unaudited pro forma condensed consolidated statements of operations include adjustments made to historical financial information that were determined assuming the Transaction had been completed as of the beginning of the periods presented. These adjustments reflect the elimination of the results of operations of the Business as a result of the Transaction, as well as the results of operations of certain minor private label operations that were not included in the Transaction, but which the Company expects to dispose of within the next several months. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings, other operating efficiencies or other operating dis-synergies that could result from the Transaction. Furthermore, no allocation of the Company’s corporate interest costs have been made to the divested Business and no assumed application of the net proceeds from the Transaction have been assumed for purposes of the presentation of unaudited pro forma condensed consolidated statements of operations included herein.